Exhibit 5.1

1 April 2020	Our Ref: JSH/CB/S7050-154362
Stealth BioTherapeutics Corp c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, Grand Cayman KY1-9005, Cayman Islands

Dear Sirs

STEALTH BIOTHERAPEUTICS CORP

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration by Stealth BioTherapeutics Corp (the “Company”), of 24,999,996 ordinary shares with a nominal or par value of $0.0003 per share in the capital of the Company (the “Shares”) for issuance under the Stealth BioTherapeutics Corp 2020 ADS Incentive Plan (the “Plan”), under the United States Securities Act of 1933, as amended (the “Securities Act”) and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.

The Shares have been duly authorised by all necessary corporate action of the Company and upon the issue of the Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Shares have been issued credited as fully paid), and upon delivery and payment in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and the Plan and in the manner contemplated by the Registration Statement and the Prospectus (as each term is defined in Schedule 1), the Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

The foregoing opinion is given based on the following assumptions.

1.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.	The Company will receive consideration in money or money’s worth for each Share when issued, such price in any event not being less than the stated par or nominal value of each Share.

4.

The Resolutions have been duly executed by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

5.	The Resolutions are and shall remain in full force and effect and have not been and will not be rescinded or amended.

6.

Each of the Registration Statement and the Plan (including each grant notice issued pursuant thereto) will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

7.	All preconditions to the issue of the Shares under the terms of the Plan will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Plan.

8.

There are no records of the Company, agreements, documents or arrangements other than the documents and the company records expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

9.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus.

Yours faithfully

/s/ WALKERS

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 3 April 2006 and the Fifth Amended and Restated Memorandum and Articles of Association of the Company adopted on 25 January 2019 (the “Memorandum and Articles of Association”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 31 March 2020.

3.	A Certificate of Good Standing dated 18 March 2020 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

4.

Copies of the executed written resolutions of the Directors of the Company dated 13 March 2020 and 31 March 2020 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

5.	Copies of the following documents:

(a)

the prospectus of the Company dated 6 February 2019 (the “Prospectus”), in connection with the registration statement on Form F-1, as amended (Registration No. 333-229097) filed by the Company with the United States Securities and Exchange Commission (“SEC”);

(b)	the Registration Statement on Form S-8 filed on 1 April 2020 by the Company with the SEC registering the Shares under the Securities Act (as filed, the “Registration Statement”);

(c)	2020 ADS Incentive Plan; and

(d)	such other documents as we have deemed necessary to render the opinions set forth herein.

The documents listed in paragraphs (a) to (c) above inclusive are collectively referred to in this opinion as the “Documents”.